Freeport-McMoRan Inc. Announces
Appointment of New Member to its Board of Directors

PHOENIX, AZ, October 21, 2019 -- Freeport-McMoRan Inc. (NYSE: FCX) announced today the appointment of John J. Stephens to its Board of Directors and as a member of the Audit Committee of the Board of Directors.
Mr. Stephens, 60, has served as Senior Executive Vice President and Chief Financial Officer of AT&T Inc., a diversified global leader in telecommunications, media and entertainment, and technology, since 2011.  He has responsibility for financial planning, corporate development, accounting, tax, auditing, treasury, investor relations and corporate real estate. Prior to his current position, Mr. Stephens held a series of successive positions in the finance department.  He began his career with AT&T in 1992. Before joining AT&T, he held a variety of roles in public accounting. Mr. Stephens received his B.S.B.A. in Accounting from Rockhurst University and earned his J.D. degree from St. Louis University School of Law.
Gerald J. Ford, Chairman of the Board, and Richard C. Adkerson, Vice Chairman of the Board, President and Chief Executive Officer stated: “We are pleased to welcome John to our Board of Directors and look forward to his guidance and counsel. John is an exceptional leader with vast accounting, financial and business experience. His financial acumen and senior leadership experience will be of great value to our Board.”
FCX’s Board of Directors is now comprised of six members, including five independent directors, who possess a diverse range of perspectives, skill sets and experience. FCX’s Nominating and Corporate Governance Committee is continuing its ongoing review of the Board’s composition and potential Board candidates who can contribute to FCX’s success.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."
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